Contact: Mark T. Reitzes	For immediate release
513-661-0457

Cheviot Financial Corp. Reports First-Quarter Earnings

CINCINNATI, Ohio – April 29, 2016 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2016 of $4,000 compared to $1,000 of earnings for the three months ended March 31, 2015.

For the three months ended March 31, 2016:

Net earnings for the three months ended March 31, 2016 and 2015 totaled $4,000 and $1,000, respectively.  We experienced a decrease in general, administrative and other expenses of $221,000, an increase of $119,000 in net interest income and an increase of $8,000 in other income, which were partially offset by an increase in the provision for losses on loans of $398,000, and by a decrease of $53,000 in the provision for federal income taxes.

Total interest income increased $13,000, or 0.3%, to $4.5 million for the three months ended March 31, 2016, from the comparable quarter in 2015.   Interest income on loans increased $252,000, or 6.9%, to $3.9 million during the 2016 quarter from $3.6 million for the 2015 quarter.  This increase was due primarily to  a $35.3 million, or 10.5%, increase in the average balance of loans outstanding, which was partially offset by a 14 basis point decrease in the average yield on loans to 4.18% for the 2016 quarter from 4.32% for the three months ended March 31, 2015.  Interest income on mortgage-backed securities increased $19,000, or 47.5%, to $59,000 for the three months ended March 31, 2016, from $40,000 for the comparable 2015 quarter, due primarily to a $1.5 million, or 16.6% increase in the average balance of securities outstanding and a 46 basis point increase in the average yield.  Interest income on investment securities decreased $270,000, or 39.2%, to $418,000 for the three months ended March 31, 2016, compared to $688,000 for the same quarter in 2015, due primarily to a decrease of $48.5 million, or 36.8% in the average balance of investment securities outstanding and by an eight basis point decrease in the average yield to 2.01% in the 2016 quarter.  Interest income on other interest-earning deposits increased $12,000, or 12.9% to $105,000 for the three months ended March 31, 2016.

Interest expense decreased $106,000, or 11.9% to $785,000 for the three months ended March 31, 2016, from $891,000 for the same quarter in 2015.  Interest expense on borrowings decreased by $19,000, or 17.0%, due primarily to a $2.1 million decrease in the average balance outstanding, and a nine basis point decrease in the average cost of borrowings.  Interest expense on deposits decreased by $87,000, or 11.2%, to $692,000, from $779,000, due primarily to a seven basis point decrease in the average cost of deposits to 0.62% and by a $4.9 million, or 1.1% decrease in the average balance of deposits outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $119,000, or 3.3%, to $3.7 million for the three months ended March 31, 2016, as compared to the same quarter in 2015.  The average interest rate spread increased to 2.95% for the three months ended March 31, 2016 from 2.85% for the three months ended March 31, 2015.  The net interest margin increased to 3.00% for the three months ended March 31, 2016 from 2.89% for the three months ended March 31, 2015.

As a result of the overall change in the composition in our loan portfolio, we recorded a provision for losses on loans of $541,000 for the three months ended March 31, 2016, as compared to $143,000 for the three months ended March 31, 2015.  At March 31, 2016, our gross loan portfolio consisted of 43.6% in multi-family, construction and commercial loans as compared to 32.9% at March 31, 2015.

Other income increased $8,000, or 1.2%, to $689,000 for the three months ended March 31, 2016, compared to the same quarter in 2015.  The increase is due primarily to an increase in service fee income of $26,000 and an increase in the gain on sale of real estate acquired through foreclosure of $12,000, which was partially offset by a decrease in the gain on sale of loans of $25,000.

General, administrative and other expense decreased $221,000, or 5.4%, to $3.9 million for of the three months ended March 31, 2016.  This decrease is primarily a result of a decrease in employee compensation and benefits of $655,000, which was partially offset by an increase of $196,000 in legal and professional expense and an increase of $150,000 in real estate owned impairment.  The increase in legal and professional expense was due primarily to fees incurred in relation to our proposed merger with MainSource Financial Group.

As previously announced, on February 3, 2015 we entered into a severance agreement (the “Agreement”) with our former President and Chief Executive Officer in connection with his retirement.  The Agreement included non-competition, non-solicitation and confidentiality provisions and a full and final release of claims, in exchange for which we paid the former President and Chief Executive officer a total of $765,330 upon his retirement.  The execution of this Agreement and resulting payments caused the majority of the increase in employee compensation and benefits and  related property, payroll and other taxes for the quarter ended March 31, 2015.

The provision for federal income taxes decreased $53,000 for the three months ended March 31, 2016.

Financial Condition Changes at March 31, 2016 and December 31, 2015:

At March 31, 2016, total assets were $561.9 million, compared with $572.0 million at December 31, 2015.  Total assets decreased $10.1 million, or 1.8%, primarily due to a decrease in investment securities of $14.3 million and a decrease in loans receivable of $8.9 million, which were partially offset by an increase in mortgage-backed securities of $17.3 million.  The decrease in investment securities was a result of maturities and investments of $15.0 million being called at par.   The decrease in loans receivable resulted from principal repayments of $19.6 million and the sale of loans in the secondary market of $5.7 million, which was partially offset by loan originations of $16.7 million.

Total liabilities were $465.6 million at March 31, 2016, a decrease of $9.9 million, or 2.1% compared to $475.5 million at December 31, 2015.  The decrease in total liabilities is a result of a decrease of $8.2 million, or 1.8% in total deposits which totaled $446.7 million at March 31, 2016, as compared to $454.9 million at December 31, 2015.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $506,000, or 4.0%, to $12.1 million at March 31, 2016, from $12.6 million at December 31, 2015.  The decrease is a result of repayments during the quarter ended March 31, 2016.

Shareholders’ equity at March 31, 2016 was $96.3 million, a decrease of $168,000, or 0.2%, from December 31, 2015.  The decrease primarily resulted from dividend payments on common stock of $681,000, which was partially offset by a decrease of $437,000 in other comprehensive loss on securities designated as available for sale.  At March 31, 2016, tangible book value per share was $12.60 as compared to $12.62 at December 31, 2015.  Tangible book value per share was affected by the increase in the fair market value of investment securities designated as available for sale as other comprehensive loss decreased during the 2016 period.  At March 31, 2016 other comprehensive loss was $31,000.  Over time, the impact of the other comprehensive loss on our tangible book value per share would decrease as investments are called or mature at par, however, a sudden increase in interest rates can have an adverse effect, as increases in rates may increase accumulated comprehensive loss.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Three Months Ended
	(Unaudited)	(Unaudited)
	3/31/2016	3/31/2015

Selected Operating Data:	(In thousands, except per share data)
Total interest income	$4,465	$4,452
Total interest expense	785	891

Net interest income	3,680	3,561
Provision for losses on loans	541	143

Net interest income after provision for losses on loans	3,139	3,418
Total other income	689	681
Total general, administrative and other expense	3,855	4,076

Earnings (loss) before income taxes	(27)	23
Federal income taxes (benefits)	(31)	22

Net earnings	$4	$1

Earnings per share – basic and diluted	$0.00	$0.00

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015

ASSETS:	(In thousands)
Cash and cash equivalents	$39,339	$43,005	$52,973	$46,455	$32,553
Investment securities available for sale	76,915	91,220	96,568	116,191	138,735
Mortgage-backed securities available for sale	24,792	7,503	7,925	8,474	8,933
Loans receivable, net (1)	367,225	376,171	365,095	354,478	338,035
Other assets	53,637	54,101	54,002	55,394	54,446

Total Assets	$561,908	$572,000	$576,563	$580,992	$572,702

LIABILITIES:
Deposits	$446,702	$454,885	$459,856	$452,237	$455,523
Advances from the Federal Home Loan Bank	12,072	12,578	12,849	25,284	13,857
Other liabilities	6,833	8,068	6,968	7,408	6,435

Total Liabilities	465,607	475,531	479,673	484,929	475,815
Total Shareholders’ equity	96,301	96,469	96,890	96,063	96,887

Total Liabilities & Shareholders’ equity	$561,908	$572,000	$576,563	$580,992	$572,702

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015

	(In thousands, except per share data)

Total interest income	$4,465	$4,495	$4,500	$4,604	$4,452
Total interest expense	785	821	839	861	891

Net interest income	3,680	3,674	3,661	3,743	3,561
Provision for losses on loans	541	580	660	280	143

Net interest income after provision for
losses on loans	3,139	3,094	3,001	3,463	3,418
Total other income	689	755	750	781	681
Total general, administrative and other
expense	3,855	3,794	3,287	3,430	4,076

Earnings (loss) before income taxes	(27)	55	464	814	23
Federal income taxes (benefits)	(31)	13	134	266	22

Net earnings	$4	$42	$330	$548	$1

Earnings per share – basic and diluted	$0.00	$0.01	$0.05	$0.08	$0.00

SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.00%	0.03%	0.23%	0.38%	0.00%
Return on average equity	0.02	0.17	1.36	2.25	0.00
Average equity to average assets	17.21	16.94	16.49	16.90	16.95
Net interest margin (2)	3.00	2.95	2.92	2.93	2.89
Interest rate spread (2)	2.95	2.91	2.90	2.87	2.85
Average interest-earning assets to average
interest-bearing liabilities	106.90	106.10	103.86	106.48	103.93
Total general, administrative and other expenses
to average total assets	2.73	2.64	2.24	2.38	2.86
Efficiency ratio (3)	88.24	85.66	74.52	75.82	96.09

Other Financial Ratios:
Basic earnings per share	$0.00	$0.01	$0.05	$0.08	$0.00
Diluted earnings per share	$0.00	$0.01	$0.05	$0.08	$0.00
Tangible book value per common share	$12.60	$12.61	$12.68	$12.57	$12.77
Shares outstanding	6,802,944	6,802,944	6,802,944	6,795,454	6,753,145
Weighted average shares	6,647,068	6,636,602	6,636,500	6,622,343	6,573,652
Weighted average diluted shares	6,743,075	6,737,192	6,729,975	6,722,306	6,663,784

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	1.90%	1.98%	1.68%	1.61%	1.53%
Nonperforming assets as a percent of total assets (4)	1.48	1.59	1.31	1.28	1.19
Allowance for loan losses as a percent of net loans	1.09	0.94	0.82	0.67	0.69
Allowance for loan losses as a percent of nonperforming assets (4)	48.35	38.87	39.57	32.09	34.18
Allowance for loan losses as a percent of net originated loans (5)	1.04	0.99	0.84	0.66	0.67
Allowance for loan losses as a percent of net purchased loans	1.45	0.83	0.82	0.84	0.86
Allowance for loan losses as a percent of originated non-performing assets (5)	92.00	78.73	63.74	42.56	47.62
Allowance for loan losses as a percent of purchased non-performing assets	18.47	10.13	14.94	18.50	19.86
Net charge-offs to average loans	0.02	0.01	0.02	0.06	0.02

Regulatory Capital Ratios (Bank Only):
Common equity tier 1 risk-based capital	22.02%	21.57%	22.41%	23.01%	23.91%
Tier 1 risk-based capital	22.02	21.57	22.41	23.01	23.91
Total risk-based capital	23.14	22.54	23.26	23.70	24.62
Tier 1 leverage	14.26	13.94	13.78	13.92	13.98
Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)	Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

• statements of our goals, intentions and expectations;
• statements regarding our business plans and prospects and growth and operating strategies;
• statements concerning trends in our provision for loan losses and charge-offs;
• statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
• estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events: significantly increased competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected; decreased demand for our products and services and lower revenue and earnings because of a recession or other events; adverse changes and volatility in the securities markets or credit markets; legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements; our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance; changes in policy and/or assessment rates of taxing authorities that adversely affect us; changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses); the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Act and the continuing impact of our coming under the jurisdiction of new federal regulators; the inability of third-party providers to perform their obligations to us; and the ability of the U.S. Government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.